UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2010

Playboy Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14790	36-4249478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 North Lake Shore Drive, Chicago, Illinois 60611
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (312) 751-8000

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On December 30, 2010, Playboy Entertainment Group, Inc. (“PEGI”) and Spice Hot Entertainment, Inc. (“Spice”), each indirect, wholly owned subsidiaries of Playboy Enterprises, Inc. (the “Company” and together with PEGI and Spice, “Playboy”), entered into an amended and restated affiliation and license agreement with DirecTV, Inc. (“DirecTV”) to extend their prior relationship for the distribution of Playboy channels to DirecTV subscribers.

The affiliation agreement grants DirecTV the non-exclusive right to transmit Playboy’s “Playboy TV”, “Spice:Xcess”, “fresh!” (and or “SKiN”) and “Playboy TV en Espanol” networks in the United States to customers of DirecTV for a period ending on December 31, 2013. Under the terms of the affiliation agreement, Playboy’s revenue will reflect its contractual share of revenues received from DirecTV’s customers who purchase the right to view the networks’ programming.

The foregoing is a summary description of the terms of the affiliation agreement and by its nature is incomplete. For further information regarding the terms and conditions of the affiliation agreement, reference is made to the complete text of the agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Item 8.01. Other Events.

Concurrently with the execution of the affiliation agreement described in Item 1.01 of this Current Report on Form 8-K, the parties agreed to settle all claims in the previously disclosed suit DirecTV filed against PEGI and Spice in the Superior Court of the State of California for the County of Los Angeles.  Subject to the terms and conditions of the settlement agreement, Spice is obligated to pay DirecTV $13.0 million in cash, consisting of $6.9 million on the date of the settlement agreement; $3.3 million in January 2012; and $2.8 million in January 2013.  The Company expects to take a charge of approximately $13.0 million in the fourth quarter of 2010 to reflect the cash settlement payments.  PEGI, Spice and DirecTV also agreed to release all of their respective claims against the other party relating to the suit or under the prior affiliation agreement that was the subject of the suit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2011	PLAYBOY ENTERPRISES, INC.

	By:	/s/ Howard Shapiro
Howard Shapiro
Executive Vice President, Law and Administration, General Counsel and Secretary